UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

eCAREER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-2641871
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

2300 Glades Road, Suite 302E, Boca Raton, Florida 33434
(Address of principal executive offices) (Zip code)

Registrant’s Telephone Number, Including Area Code: (877)880-4400

Securities to be registered to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:

SEC File Number 333-126514

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock $0.001 par value per share
(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

This Registration Statement relates to the Common Stock, $0.001 par value, of eCareer Holdings, Inc., a Nevada corporation.

The following is a summary of information concerning the Company’s Common Stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Articles of Incorporation and all amendments thereto. The summary is qualified by reference to these documents, which you must read for complete information on the capital stock of the Company.

The Company is not registering any authorized shares of its Preferred Stock.

COMMON STOCK

We have authorized the issuance of 50,000,000 shares of Common Stock, $.001 par value.

After the requirements with respect to preferential dividends of preferred stock, if any, will have been met and after we comply with all the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be required by the Nevada Revised Statutes, then, but not otherwise, the holders of our common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors without distinction as to series.

After distribution in full of any preferential amount to be distributed to the holders of preferred stock, if any, in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of this company, the holders of the common stock will be entitled to receive all of our remaining assets, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of common stock held by each without distinction as to series.

VOTING RIGHTS

Except as may otherwise be required by law or our articles of incorporation, in all matters as to which the vote or consent of our stockholders is required to be taken, holders of Common Stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including but not limited to the election of directors. There is no right to cumulative voting.

PRE-EMPTIVE RIGHTS

Holders of Common Stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

ITEM 2.	EXHIBITS.

Exhibit No.	Document Description

3.1(i)	Articles of Incorporation (1)

3.1(ii)	Certificate of Amendment to the Articles of Incorporation (2)

3.1(iii)	Certificate of Amendment to the Articles of Incorporation (3)

3.1(iv)	Bylaws (4)

(1) Incorporated by reference to the Registration Statement filed on Form SB-2 filed July 11, 2005

(2) Incorporated by reference to the Form 8-K filed April 16, 2013

(3) Incorporated by reference to Form 8-K filed June 5, 2013

(4) Incorporated by reference to the Registration Statement filed on Form SB-2 filed July 11, 2005

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 17, 2013	eCareer Holdings, Inc.

	By:	/s/Joseph Azzata
Name: Joseph Azzata
Title: CEO/ Director